Exhibit 99.2

COLD
LISTED
NYSE

americold
REALTY TRUST

EARNINGS RELEASE & FINANCIAL SUPPLEMENT

First Quarter 2021

Financial Supplement	First Quarter 2021

Financial Supplement	First Quarter 2021

Corporate Profile

We are the world’s largest publicly traded REIT focused on the ownership, operation, acquisition and development of temperature-controlled warehouses. We are organized as a self-administered and self-managed REIT with proven operating, development and acquisition expertise. As of March 31, 2021, we operated a global network of 242 temperature-controlled warehouses encompassing over 1.4 billion cubic feet, with 198 warehouses in North America, 26 in Europe, 15 warehouses in Asia-Pacific, and three warehouses in South America. In addition, we hold two minority interests in Brazilian-based joint ventures, one with SuperFrio, which owns or operates 27 temperature-controlled warehouses and one with Comfrio, which owns or operates 23 temperature-controlled warehouses.

Corporate Headquarters
10 Glenlake Parkway South Tower, Suite 600
Atlanta, Georgia 30328
Telephone: (678) 441-1400
Website: www.americold.com

Senior Management
Fred W. Boehler: Chief Executive Officer, President and Trustee
Marc J. Smernoff: Chief Financial Officer and Executive Vice President
Carlos V. Rodriguez: Chief Operating Officer and Executive Vice President
Robert S. Chambers: Chief Commercial Officer and Executive Vice President
James A. Harron: Chief Investment Officer and Executive Vice President
James C. Snyder, Jr.: Chief Legal Officer and Executive Vice President
Sanjay Lall: Chief Information Officer and Executive Vice President
David K. Stuver: Executive Vice President, Supply Chain Solutions
Thomas C. Novosel: Chief Accounting Officer and Senior Vice President
Board of Trustees
Mark R. Patterson: Chairman of the Board of Trustees
George J. Alburger, Jr.: Trustee
Kelly H. Barrett: Trustee
Fred W. Boehler: Chief Executive Officer, President and Trustee
Antonio F. Fernandez: Trustee
James R. Heistand: Trustee
Michelle M. MacKay: Trustee
David J. Neithercut: Trustee
Andrew P. Power: Trustee

Investor Relations
To request more information or to be added to our e-mail distribution list, please visit our website: www.americold.com
(Please proceed to the Investors section)

Analyst Coverage

Firm	Analyst Name	Contact
Baird Equity Research	David B. Rodgers	216-737-7341
Bank of America Merrill Lynch	Joshua Dennerlein	646-855-1681
Berenberg Capital Markets	Nate Crossett	646-949-9030
Citi	Emmanuel Korchman	212-816-1382
Green Street Advisors	Vince Tibone	949-640-8780
J.P. Morgan	Michael W. Mueller	212-622-6689
Raymond James	William A. Crow	727-567-2594
RBC	Michael Carroll	440-715-2649
Truist	Ki Bin Kim	212-303-4124

Financial Supplement	First Quarter 2021

Stock Listing Information
The shares of Americold Realty Trust are traded on the New York Stock Exchange under the symbol “COLD”.

Credit Ratings

DBRS Morningstar
Credit Rating:	BBB	(Under Review with Positive Implications)

Fitch
Issuer Default Rating:	BBB	(Stable Outlook)

Moody’s
Issuer Rating:	Baa3	(Stable Outlook)

These credit ratings may not reflect the potential impact of risks relating to the structure or trading of the Company’s securities and are provided solely for informational purposes. Credit ratings are not recommendations to buy, hold or sell any security, and may be revised or withdrawn at any time by the issuing rating agency at its sole discretion. The Company does not undertake any obligation to maintain the ratings or to advise of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significance of the ratings may be obtained from each of the rating agencies.

Financial Supplement	First Quarter 2021
AMERICOLD REALTY TRUST ANNOUNCES FIRST QUARTER 2021 RESULTS
Reaffirms Annual Guidance and Announces Three Additional Acquisitions
Atlanta, GA, May 6, 2021 - Americold Realty Trust (NYSE: COLD) (the “Company”), the world’s largest publicly traded REIT focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, today announced financial and operating results for the first quarter ended March 31, 2021.

Fred Boehler, President and Chief Executive Officer of Americold Realty Trust, stated, “We are proud of the progress we have made integrating our recent acquisitions into our global platform and we are on track to deliver our synergy goals. For the first quarter 2021, Global Warehouse segment revenue grew by 27% and NOI grew by 15%, as we benefited from last year’s acquisition activity. Our first quarter 2021 same store global warehouse results reflect ongoing supply chain disruption with reduced inventory holdings and volumes due to COVID-19. We had factored in these impacts and we continue to expect the quarterly cadence to be unique over the course of the year. We have seen an acceleration of business activity late in the quarter and continuing into the second quarter, and we are reaffirming our annual guidance for the full year 2021.”
“From an external growth perspective, we continue to invest in strategic developments and acquisitions which enhance our global network, now spanning 13 countries across four continents. Since the beginning of the year, we have signed or completed three complementary acquisitions, Liberty Freezers in Canada, Bowman Stores in the United Kingdom and KMT Brrr! in New Jersey. Our balance sheet is well positioned to fund our internal and external growth plan. Additionally, we continue to execute on our ESG priorities, centered around sustainability.
Throughout the COVID-19 pandemic, consumer demand has remained steady. With the rollout of the vaccine and continued reopenings, we are seeing food manufacturer activity begin to ramp up again, which should result in more normalized inventory levels. Now more than ever, we benefit from the scale and diversity of our portfolio, the effectiveness of the Americold Operating System, and the discipline of our commercial processes. Americold remains an integral part of the food supply chain, and we continue to focus on serving our customers, investing in our employees, and creating long-term value for our shareholders.”
First Quarter 2021 Highlights
•Total revenue increased 31.1% to $634.8 million.
•Total NOI increased 16.1% to $157.2 million.
•Core EBITDA increased 13.1% on an actual basis, and 10.3% on a constant currency basis, to $117.8 million.
•Net loss of $14.2 million, or $0.06 loss per diluted common share.
•Core FFO of $62.5 million, or $0.24 per diluted common share.
•AFFO of $75.9 million, or $0.30 per diluted common share.
•Global Warehouse segment revenue increased 27.4% to $485.5 million.
•Global Warehouse segment NOI increased 15.3% to $146.2 million.
•Global Warehouse segment same store revenue decreased 1.8%, or 3.8% on a constant currency basis, Global Warehouse segment same store segment NOI decreased by 5.2%, or 6.9% on a constant currency basis.

Financial Supplement	First Quarter 2021
•On March 1, 2021, completed the acquisition of Liberty Freezers for a purchase price of C$58 million. This resulted in an additional four facilities, 10 million cubic feet and 42,000 pallet positions. The Liberty Freezers acquisition includes warehouse business, with sites in Toronto, Montreal and London, Canada.
•On January 29, 2021, closed on an amendment to our existing Senior Unsecured Credit Facility, which increased the multicurrency line of credit from $800 million to $1 billion, and concurrently paid down Senior Unsecured Term Loan A Facility Tranche A-1 from $325 million to $125 million using cash on the balance sheet.
Subsequent Event Highlights
•On May 5, 2021, completed the acquisition of KMT Brrr! in Southern New Jersey for $71 million. KMT Brrr! consists of two owned facilities totaling 13 million cubic feet, as well as Transportation services.
•Entered into a purchase agreement to acquire Bowman Stores, which operates a single campus located in Spalding, England for £74 million. The campus aggregates 10 million cubic feet along with four buildable acres of land to support additional development. The transaction is expected to close in May 2021.
First Quarter 2021 Total Company Financial Results
Total revenue for the first quarter of 2021 was $634.8 million, a 31.1% increase from the same quarter of the prior year. This growth was primarily driven by the incremental revenue from acquisitions, recently completed development projects and revenue in our Managed segment driven by higher pass through of costs due to elevated retail volumes. These increases are partially offset by the continued impacts of COVID-19 and resulting supply chain disruption which impacted our throughput and lowered holdings across our network as production has been unable to keep up with steady consumer demand.
For the first quarter of 2021, the Company reported a net loss of $14.2 million, or $0.06 per diluted share, compared to net income of $23.5 million, or $0.11 per diluted share, for the same quarter of the prior year.
Total NOI for the first quarter of 2021 was $157.2 million, an increase of 16% from the same quarter of the prior year.
Core EBITDA was $117.8 million for the first quarter of 2021, compared to $104.1 million for the same quarter of the prior year. This reflects a 13.1% increase over prior year on an actual basis, and 10.3% on a constant currency basis, driven primarily from acquisition contribution. These increases were partially offset by the ongoing impacts of COVID as previously discussed.
For the first quarter of 2021, Core FFO was $62.5 million, or $0.24 per diluted share, compared to $60.0 million, or $0.29 per diluted share, for same quarter of the prior year.
For the first quarter of 2021, AFFO was $75.9 million, or $0.30 per diluted share, compared to $67.1 million, or $0.33 per diluted share, for the same quarter of the prior year.
Please see the Company’s supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.

Financial Supplement	First Quarter 2021
First Quarter 2021 Global Warehouse Segment Results
For the first quarter of 2021, Global Warehouse segment revenue was $485.5 million, an increase of $104.4 million, or 27%, compared to $381.1 million for the first quarter of 2020. This growth was driven by the recently completed acquisitions and development projects, paired with contractual rate escalations, partially offset by the ongoing impacts from COVID-19 on the supply chain.
Warehouse segment NOI was $146.2 million for the first quarter of 2021, an increase of 15%. Global Warehouse segment margin was 30.1% for the first quarter of 2021, a 316 basis point decrease compared to the same quarter of the prior year. The year-over-year decrease in segment NOI was driven by the previously mentioned revenue trends.
We had 162 same stores for the three months ended March 31, 2021. The following table presents revenues, cost of operations, contribution (NOI) and margins for our same stores and non-same stores with a reconciliation to the total financial metrics of our warehouse segment for the three months ended March 31, 2021. Amounts related to the Agro, AM-C, Caspers, Hall’s, and Liberty acquisitions are reflected within non-same store results.

Financial Supplement	First Quarter 2021

	Three Months Ended March 31,			Change
Dollars in thousands	2021 actual	2021 constant currency(1)	2020 actual	Actual	Constant currency

TOTAL WAREHOUSE SEGMENT
Number of total warehouses(2)	233		172	n/a	n/a
Global Warehouse revenue:
Rent and storage	$205,275	$201,686	$162,308	26.5%	24.3%
Warehouse services	280,176	271,893	218,760	28.1%	24.3%
Total revenue	$485,451	$473,579	$381,068	27.4%	24.3%
Global Warehouse contribution (NOI)	$146,181	$142,841	$126,773	15.3%	12.7%
Global Warehouse margin	30.1%	30.2%	33.3%	-316 bps	-311 bps
Units in thousands except per pallet data
Global Warehouse rent and storage metrics:
Average economic occupied pallets	3,973	n/a	3,256	22.0%	n/a
Average physical occupied pallets	3,627	n/a	3,049	19.0%	n/a
Average physical pallet positions	5,159	n/a	4,007	28.7%	n/a
Economic occupancy percentage	77.0%	n/a	81.3%	-427 bps	n/a
Physical occupancy percentage	70.3%	n/a	76.1%	-578 bps	n/a
Total rent and storage revenue per economic occupied pallet	$51.67	$50.76	$49.84	3.7%	1.8%
Total rent and storage revenue per physical occupied pallet	$56.59	$55.60	$53.24	6.3%	4.4%
Global Warehouse services metrics:
Throughput pallets	9,530	n/a	8,199	16.2%	n/a
Total warehouse services revenue per throughput pallet	$29.40	$28.53	$26.68	10.2%	6.9%

SAME STORE WAREHOUSE
Number of same store warehouses	162		162	n/a	n/a
Global Warehouse same store revenue:
Rent and storage	$149,166	$147,516	$152,805	(2.4)%	(3.5)%
Warehouse services	206,085	200,373	208,861	(1.3)%	(4.1)%
Total same store revenue	$355,251	$347,889	$361,666	(1.8)%	(3.8)%
Global Warehouse same store contribution (NOI)	$118,442	$116,350	$124,929	(5.2)%	(6.9)%
Global Warehouse same store margin	33.3%	33.4%	34.5%	-120 bps	-110 bps
Units in thousands except per pallet data
Global Warehouse same store rent and storage metrics:
Average economic occupied pallets	2,885	n/a	3,094	(6.8)%	n/a
Average physical occupied pallets	2,562	n/a	2,893	(11.5)%	n/a
Average physical pallet positions	3,764	n/a	3,745	0.5%	n/a
Economic occupancy percentage	76.7%	n/a	82.6%	-597 bps	n/a
Physical occupancy percentage	68.1%	n/a	77.3%	-920 bps	n/a
Same store rent and storage revenue per economic occupied pallet	$51.70	$51.13	$49.38	4.7%	3.5%
Same store rent and storage revenue per physical occupied pallet	$58.23	$57.59	$52.81	10.3%	9.0%
Global Warehouse same store services metrics:
Throughput pallets	7,125	n/a	7,747	(8.0)%	n/a
Same store warehouse services revenue per throughput pallet	$28.92	$28.12	$26.96	7.3%	4.3%

Financial Supplement	First Quarter 2021

	Three Months Ended March 31,			Change
Dollars in thousands	2021 actual	2021 constant currency(1)	2020 actual	Actual	Constant currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(3)	71		10	n/a	n/a
Global Warehouse non-same store revenue:
Rent and storage	$56,109	$54,170	$9,503	490.4%	470.0%
Warehouse services	74,091	71,520	9,899	648.5%	622.5%
Total non-same store revenue	$130,200	$125,690	$19,402	571.1%	547.8%
Global Warehouse non-same store contribution (NOI)	$27,739	$26,491	$1,844	1,404.3%	1,336.6%
Global Warehouse non-same store margin	21.3%	21.1%	9.5%	1180 bps	1157 bps
Units in thousands except per pallet data
Global Warehouse non-same store rent and storage metrics:
Average economic occupied pallets	1,088	n/a	162	571.6%	n/a
Average physical occupied pallets	1,066	n/a	155	586.3%	n/a
Average physical pallet positions	1,396	n/a	262	432.8%	n/a
Economic occupancy percentage	78.0%	n/a	61.9%	1602 bps	n/a
Physical occupancy percentage	76.4%	n/a	59.4%	1700 bps	n/a
Non-same store rent and storage revenue per economic occupied pallet	$51.57	$49.79	$58.65	(12.1)%	(15.1)%
Non-same store rent and storage revenue per physical occupied pallet	$52.64	$50.82	$61.19	(14.0)%	(16.9)%
Global Warehouse non-same store services metrics:
Throughput pallets	2,405	n/a	452	432.3%	n/a
Non-same store warehouse services revenue per throughput pallet	$30.81	$29.74	$21.91	40.6%	35.7%
(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2) Total warehouse count of 233 includes 4 warehouses acquired through the Liberty acquisition on March 1, 2021, 46 warehouses acquired through the Agro acquisition on December 30, 2020, eight warehouses acquired through the Hall’s acquisition on November 2, 2020, three warehouses acquired through the Casper’s and AM-C warehouse acquisitions on August 31, 2020, and five warehouses acquired through the Nova Cold and Newport acquisitions on January 2, 2020. The results of these acquisitions are reflected in the results above since date of ownership.
(3) Non-same store warehouse count of 71 includes 4 warehouses acquired through the Liberty acquisition on March 1, 2021, 46 warehouses acquired through the Agro acquisition on December 30, 2020, eight warehouses acquired through the Hall’s acquisition on November 2, 2020, and three warehouses acquired through the Casper’s and AM-C warehouse acquisitions on August 31, 2020. The results of these acquisitions are reflected in the results above since date of ownership.
(n/a = not applicable)

Fixed Commitment Rent and Storage Revenue
As of March 31, 2021, $307.4 million of the Company’s annualized rent and storage revenue were derived from customers with fixed commitment storage contracts. This compares to $283.6 million at the end of the fourth quarter of 2020 and $258.5 million at the end of the first quarter of 2020. The Company’s recent acquisitions had a lower percentage of fixed committed contracts as a percentage of rent and storage revenue. On a combined pro forma basis, assuming a full twelve months of acquisitions revenue, 36.5% of rent and storage revenue was generated from fixed commitment storage contracts, which is a 420 basis point decrease over the fourth quarter of 2020.

Economic and Physical Occupancy
Contracts that contain fixed commitments are designed to ensure the Company’s customers have space available when needed. For the first quarter of 2021, economic occupancy for the total warehouse segment was 77.0% and warehouse segment same store pool

Financial Supplement	First Quarter 2021
was 76.7%, representing a 670 basis point and 859 basis point increase above physical occupancy, respectively. Economic occupancy for the total warehouse segment decreased 427 basis points, and the warehouse segment same store pool decreased 597 basis points as compared to the first quarter of 2020, as we were impacted by reduced food production volumes and food service activity, and elevated prior year holding levels.

Real Estate Portfolio
As of March 31, 2021, the Company’s portfolio consists of 242 facilities. The Company ended the first quarter of 2021 with 233 facilities in its Global Warehouse segment portfolio and nine facilities in its Third-party managed segment. During the first quarter of 2021, the Company added four facilities through the acquisition of Liberty. The same store population consists of 162 facilities for the quarter ended March 31, 2021. The remaining 71 non-same store population includes the 61 facilities that were acquired in connection with the Agro, AM-C, Caspers, Hall’s and Liberty acquisitions and ten legacy facilities.

Balance Sheet Activity and Liquidity
As of March 31, 2021, the Company had total liquidity of approximately $1.5 billion, including cash, capacity on its revolving credit facility and $388 million of net proceeds available from equity forward contracts. Total debt outstanding was $2.8 billion (inclusive of $306.4 million of financing leases/sale lease-backs and exclusive of unamortized deferred financing fees), of which 79% was in an unsecured structure. The Company has no material debt maturities until 2023. At quarter end, its net debt to pro forma Core EBITDA was approximately 4.8x. Of the Company’s total debt outstanding, $2.5 billion relates to real estate debt, which excludes sale-leaseback and capitalized lease obligations. The Company’s real estate debt has a remaining weighted average term of 7.5 years and carries a weighted average contractual interest rate of 3.13%. As of March 31, 2021, 87% of the Company’s total debt outstanding was at a fixed rate.

The Company’s equity forwards, the current respective contractual latest settlement dates, and net proceeds are detailed in the table below:

Outstanding Equity Forward Data
in millions, except share price amounts
Quarter Raised	Forward Shares	Net Share Price[1]	Net Proceeds	Contractual Outside Settlement Date	Target Use of Net Proceeds
3Q 2018	6.000	$21.47	$128.8	3/18/2022	Fund the Ahold Development
2Q 2020 - 3Q 2020	2.429	$35.70	$86.7	7/1/2021	Fund the Calgary and Arkansas expansions
4Q 2020	4.785	$36.15	$173.0	10/13/2021	Fund future growth initiatives
	13.214	$29.40	$388.5

(1) Net of underwriter fee, forward costs and dividends paid.

Dividend
On March 11, 2021, the Company’s Board of Trustees declared a dividend of $0.22 per share for the first quarter of 2021, which was paid on April 15, 2021 to common shareholders of record as of March 31, 2021.

Financial Supplement	First Quarter 2021
2021 Outlook
The Company reaffirmed its annual AFFO per share guidance of $1.36 - $1.46, and updated certain components. Refer to page 38 of this Financial Supplement for the details of our annual guidance. The Company’s guidance is provided for informational purposes based on current plans and assumptions and is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, May 6, 2021 at 5:00 p.m. Eastern Time to discuss first quarter 2021 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust’s website at www.americold.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.
The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13718398. The telephone replay will be available starting shortly after the call until May 20, 2021.
The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.

About the Company
Americold is the world’s largest publicly traded REIT focused on the ownership, operation, acquisition and development of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 242 temperature-controlled warehouses, with over 1.4 billion refrigerated cubic feet of storage, in North America, Europe, Asia-Pacific, and South America. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO, AFFO, EBITDAre, Core EBITDA and same store segment revenue and contribution. A reconciliation from U.S. GAAP net (loss) income available to common shareholders to FFO, a reconciliation from FFO to core FFO and AFFO, and definitions of FFO, and core FFO are included within the supplemental. A reconciliation from U.S. GAAP net (loss) income available to common shareholders to EBITDAre and Core EBITDA, a definition of Core EBITDA and definitions of net debt to Core EBITDA are included within the supplemental.

Forward-Looking Statements
This document contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include the following: uncertainties and risks related to public

Financial Supplement	First Quarter 2021
health crises, including the ongoing COVID-19 pandemic; adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; general economic conditions; risks associated with the ownership of real estate and temperature-controlled warehouses in particular; acquisition risks, including the failure to identify or complete attractive acquisitions or the failure of acquisitions to perform in accordance with projections and to realize anticipated cost savings and revenue improvements; our failure to realize the intended benefits from our recent acquisitions, including the Agro acquisition, and including synergies, or disruptions to our plans and operations or unknown or contingent liabilities related to our recent acquisitions; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns within expected time frames, or at all, in respect thereof; a failure of our information technology systems, cybersecurity attacks or a breach of our information security systems, networks or processes could cause business disruptions or loss of confidential information; risks related to privacy and data security concerns, and data collection and transfer restrictions and related foreign regulations; defaults or non-renewals of significant customer contracts, including as a result of the ongoing COVID-19 pandemic; uncertainty of revenues, given the nature of our customer contracts; increased interest rates and operating costs, including as a result of the ongoing COVID-19 pandemic; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financings; decreased storage rates or increased vacancy rates; risks related to current and potential international operations and properties; difficulties in expanding our operations into new markets, including international markets; risks related to the partial ownership of properties, including as a result of our lack of control over such investments and the failure of such entities to perform in accordance with projections; our failure to maintain our status as a REIT; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us; financial market fluctuations; actions by our competitors and their increasing ability to compete with us; labor and power costs; changes in applicable governmental regulations and tax legislation, including in the international markets; additional risks with respect to the addition of European operations and properties; changes in real estate and zoning laws and increases in real property tax rates; the competitive environment in which we operate; our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements and employment related litigation; liabilities as a result of our participation in multi-employer pension plans; losses in excess of our insurance coverage; the potential liabilities, costs and regulatory impacts associated with our in-house trucking services and the potential disruptions associated with the use of third-party trucking service providers to provide transportation services to our customers; the cost and time requirements as a result of our operation as a publicly traded REIT; changes in foreign currency exchange rates; the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares of beneficial interest, $0.01 par value per share, of our common shares; the potential dilutive effect of our common share offerings; and risks related to any forward sale agreement, including the 2018 forward sale agreement, the 2020 ATM forward sale agreements and the 2020 forward sale agreements, or collectively, our forward sale agreements, including substantial dilution to our earnings per share or substantial cash payment obligations.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this document include, among others, statements about our expected acquisition and expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks,

Financial Supplement	First Quarter 2021
uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.
Contacts:
Americold Realty Trust
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Financial Supplement	First Quarter 2021

Selected Quarterly Financial Data

In thousands, except per share amounts - unaudited	As of
Capitalization:	Q1 21	Q4 20	Q3 20	Q2 20	Q1 20
Fully diluted common shares outstanding at quarter end(1)	257,392	256,829	208,764	208,354	205,161
Common stock share price at quarter end	$38.47	$37.73	$35.75	$36.30	$34.04
Market value of common equity	$9,901,870	$9,690,158	$7,463,313	$7,563,250	$6,983,680

Gross debt (2)	$2,778,873	$2,975,204	$2,034,087	$2,025,246	$2,011,027
Less: cash and cash equivalents	287,691	621,051	173,913	298,709	262,955
Net debt	$2,491,182	$2,354,153	$1,860,174	$1,726,537	$1,748,072

Total enterprise value	$12,393,052	$12,044,311	$9,323,487	$9,289,787	$8,731,752
Net debt / total enterprise value	20.1%	19.5%	20.0%	18.6%	20.0%
Net debt to pro forma Core EBITDA(2)	4.79x	4.43x	4.34x	4.13x	4.15x

	Three Months Ended
Selected Operational Data:	Q1 21	Q4 20	Q3 20	Q2 20	Q1 20
Warehouse segment revenue	$485,451	$407,811	$388,024	$372,411	$381,068
Total revenue	634,795	523,678	497,458	482,522	484,069
Operating income	14,226	26,771	37,457	56,545	47,678
Net (loss) income	(14,236)	(43,992)	12,374	32,662	23,511
Total warehouse segment contribution (NOI) (3)	146,181	145,672	127,756	120,132	126,773
Total segment contribution (NOI) (3)	157,240	152,439	135,319	128,338	135,402

Selected Other Data:
Core EBITDA (4)	$117,789	$117,213	$104,075	$100,512	$104,110
Core funds from operations (1)	62,546	81,907	58,626	55,108	60,060
Adjusted funds from operations (1)	75,921	76,882	62,741	61,103	67,151

Earnings Measurements:
Net (loss) income per share - basic	$(0.06)	$(0.21)	$0.06	$0.16	$0.12
Net (loss) income per share - diluted	$(0.06)	$(0.21)	$0.06	$0.16	$0.11
Core FFO per diluted share (4)	$0.24	$0.39	$0.28	$0.27	$0.29
AFFO per diluted share (4)	$0.30	$0.37	$0.30	$0.30	$0.33
Dividend distributions declared per common share (5)	$0.22	$0.21	$0.21	$0.21	$0.21
Diluted AFFO payout ratio (6)	73.3%	56.8%	70.0%	70.0%	63.6%

Portfolio Statistics:
Total global warehouses	242	238	185	183	183
Average economic occupancy	77.0%	79.2%	77.2%	78.2%	81.3%
Average physical occupancy	70.3%	72.3%	69.9%	71.4%	76.1%
Total global same-store warehouses	162	135	135	135	136

Financial Supplement	First Quarter 2021

(1) Assumes the exercise of all outstanding stock options using the treasury stock method, conversion of all outstanding restricted stock and OP units, and incorporates forward contracts using the treasury stock method

	As of
(2) Net Debt to Core EBITDA Computation	03/31/2021	12/31/2020
Total debt	$2,766,399	$2,959,252
Deferred financing costs	12,474	15,952
Gross debt	$2,778,873	$2,975,204
Adjustments:
Less: cash and cash equivalents	287,691	621,051
Net debt	$2,491,182	$2,354,153
Core EBITDA - last twelve months	$439,589	$425,910
Core EBITDA from acquisitions (a)	80,988	105,362
Pro forma Core EBITDA - last twelve months	$520,577	$531,272
Net debt to pro forma Core EBITDA	4.79x	4.43x
(a) As of March 31, 2021, amount includes five months of Core EBITDA from the Caspers and AM-C Warehouse acquisitions, seven months of Core EBITDA from the Halls acquisition, nine months of Core EBITDA from the Agro acquisition, and eleven months of Core EBITDA from the Liberty acquisition prior to Americold’s ownership of the respective acquired entities.

(3) Reconciliation of segment contribution (NOI)
	Three Months Ended
	Q1 21	Q4 20	Q3 20	Q2 20	Q1 20
Warehouse segment contribution (NOI)	$146,181	$145,672	$127,756	$120,132	$126,773
Third-party managed segment contribution (NOI)	4,382	1,767	3,393	3,299	3,769
Transportation segment contribution (NOI)	6,703	5,043	4,187	4,772	4,805
Other segment contribution (NOI)	(26)	(43)	(17)	135	55
Total segment contribution (NOI)	$157,240	$152,439	$135,319	$128,338	$135,402
Depreciation and amortization	(77,211)	(58,319)	(53,569)	(52,399)	(51,604)
Selling, general and administrative	(45,052)	(39,536)	(35,969)	(32,340)	(36,893)
Acquisition, litigation and other	(20,751)	(26,535)	(5,282)	(2,801)	(1,688)
Gain (loss) from sale of real estate	—	676	(427)	19,414	2,461
Impairment of long-lived assets	—	(1,954)	(2,615)	(3,667)	—
U.S. GAAP operating income	$14,226	$26,771	$37,457	$56,545	$47,678

(4) See “Reconciliation of Net (Loss) Income to NAREIT FFO, Core FFO, and AFFO” and “Reconciliation of Net (Loss) Income to EBITDA, EBITDAre, and Core EBITDA” pages 18-20

(5) Distributions per common share	Three Months Ended
	Q1 21	Q4 20	Q3 20	Q2 20	Q1 20
Distributions declared on common shares during the quarter	$56,029	$53,820	$43,282	$43,271	$42,568
Common shares outstanding at quarter end	252,520	251,703	203,680	203,616	200,266
Distributions declared per common share of beneficial interest	$0.22	$0.21	$0.21	$0.21	$0.21

(6) Calculated as distributions declared on common shares divided by AFFO per weighted average diluted share

Financial Supplement	First Quarter 2021

Financial Information

Americold Realty Trust and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares and per share amounts)
	March 31,	December 31,
	2021	2020
Assets
Property, buildings and equipment:
Land	$663,569	$662,885
Buildings and improvements	4,016,435	4,004,824
Machinery and equipment	1,188,608	1,177,572
Assets under construction	374,962	303,531
	6,243,574	6,148,812
Accumulated depreciation	(1,441,337)	(1,382,298)
Property, buildings and equipment – net	4,802,237	4,766,514

Operating lease right-of-use assets	320,438	291,797
Accumulated depreciation – operating leases	(31,800)	(24,483)
Operating leases – net	288,638	267,314

Financing leases:
Buildings and improvements	59,528	60,513
Machinery and equipment	115,302	109,416
	174,830	169,929
Accumulated depreciation – financing leases	(47,783)	(40,937)
Financing leases – net	127,047	128,992
Cash, cash equivalents and restricted cash	287,691	621,051
Accounts receivable – net of allowance of $12,866 and $12,286 at March 31, 2021 and December 31, 2020, respectively	306,970	324,221
Identifiable intangible assets – net	788,044	797,423
Goodwill	800,362	794,335
Investments in partially owned entities	42,376	44,907
Other assets	96,643	86,394
Total assets	$7,540,008	$7,831,151
Liabilities and equity
Liabilities:
Borrowings under revolving line of credit	$43,786	$—
Accounts payable and accrued expenses	524,876	552,547
Mortgage notes, senior unsecured notes and term loan – net of deferred financing costs of $12,474 and $15,952 in the aggregate, at March 31, 2021 and December 31, 2020, respectively	2,416,228	2,648,266
Sale-leaseback financing obligations	181,951	185,060
Financing lease obligations	124,434	125,926
Operating lease obligations	282,226	269,147
Unearned revenue	18,957	19,209
Pension and postretirement benefits	8,980	9,145
Deferred tax liability – net	221,922	220,502
Multiemployer pension plan withdrawal liability	8,441	8,528
Total liabilities	3,831,801	4,038,330
Equity
Shareholders’ equity:
Common shares of beneficial interest, $0.01 par value – 500,000,000 and 325,000,000 authorized shares; 252,519,518 and 251,702,603 issued and outstanding at March 31, 2021 and December 31, 2020, respectively	2,525	2,517
Paid-in capital	4,681,809	4,687,823
Accumulated deficit and distributions in excess of net earnings	(965,844)	(895,521)
Accumulated other comprehensive loss	(13,659)	(4,379)
Total shareholders’ equity	3,704,831	3,790,440
Noncontrolling interests:
Noncontrolling interests in operating partnership and consolidated joint venture	3,376	2,381
Total equity	3,708,207	3,792,821

Total liabilities and equity	$7,540,008	$7,831,151

Financial Supplement	First Quarter 2021

Americold Realty Trust and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended March 31,
	2021	2020
Revenues:
Rent, storage and warehouse services	$485,451	$381,068
Third-party managed services	73,072	64,921
Transportation services	76,272	35,917
Other	—	2,163
Total revenues	634,795	484,069
Operating expenses:
Rent, storage and warehouse services cost of operations	339,270	254,295
Third-party managed services cost of operations	68,690	61,152
Transportation services cost of operations	69,569	31,112
Cost of operations related to other revenues	26	2,108
Depreciation and amortization	77,211	51,604
Selling, general and administrative	45,052	36,893
Acquisition, litigation and other	20,751	1,688
Gain from sale of real estate	—	(2,461)
Total operating expenses	620,569	436,391

Operating income	14,226	47,678

Other (expense) income:
Interest expense	(25,956)	(23,870)
Interest income	224	587
Loss on debt extinguishment, modifications and termination of derivative instruments	(3,499)	(781)
Foreign currency exchange gain (loss), net	173	(492)
Other expense, net	505	871
Loss from investments in partially owned entities	(700)	(27)
(Loss) income before income tax benefit (expense)	(15,027)	23,966
Income tax benefit (expense)
Current	(1,211)	(2,557)
Deferred	2,002	2,102
Total income tax benefit (expense)	791	(455)

Net (loss) income	$(14,236)	$23,511
Net income attributable to non controlling interests	178	—
Net (loss) income attributable to Americold Realty Trust	$(14,414)	$23,511

Weighted average common shares outstanding – basic	252,938	200,707
Weighted average common shares outstanding – diluted	252,938	203,783

Net (loss) income per common share of beneficial interest - basic	$(0.06)	$0.12
Net (loss) income per common share of beneficial interest - diluted	$(0.06)	$0.11

Financial Supplement	First Quarter 2021

Reconciliation of Net (Loss) Income to NAREIT FFO, Core FFO, and AFFO
(In thousands, except per share amounts - unaudited)
	Three Months Ended
	Q1 21	Q4 20	Q3 20	Q2 20	Q1 20
Net (loss) income	$(14,236)	$(43,992)	$12,374	$32,662	$23,511
Adjustments:
Real estate related depreciation	52,280	39,128	36,289	35,558	35,442
Net (gain) loss on sale of real estate, net of withholding taxes (b)	—	(676)	427	(19,414)	(2,096)
Net (gain) loss on asset disposals	(39)	888	1,160	(3)	—
Impairment charges on real estate assets	—	2,449	—	3,181	—
Our share of reconciling items related to partially owned entities	266	182	111	122	34
NAREIT Funds from operations	$38,271	$(2,021)	$50,361	$52,106	$56,891
Adjustments:
Net (gain) loss on sale of non-real estate assets	(119)	1,112	(100)	(252)	(165)
Non-real estate impairment	—	(495)	2,615	486	—
Acquisition, litigation and other	20,751	26,535	5,282	2,801	1,688
Share-based compensation expense, IPO grants	163	200	196	203	373
Bridge loan commitment fees	—	2,438	—	—	—
Loss on debt extinguishment, modifications and termination of derivative instruments	3,499	9,194	—	—	781
Foreign currency exchange (gain) loss	(173)	44,905	196	(315)	492
Our share of reconciling items related to partially owned entities	154	39	76	79	—
Core FFO applicable to common shareholders	$62,546	$81,907	$58,626	$55,108	$60,060
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	1,148	1,202	1,203	1,196	1,546
Amortization of below/above market leases	39	37	39	—	76
Straight-line net rent	(155)	(324)	(87)	(108)	(109)
Deferred income tax benefit	(2,002)	(9,379)	(1,284)	(967)	(2,102)
Share-based compensation expense, excluding IPO grants	4,867	4,371	4,373	4,261	3,934
Non-real estate depreciation and amortization	24,931	19,191	17,280	16,841	16,162
Maintenance capital expenditures (a)	(15,731)	(20,291)	(17,534)	(15,306)	(12,438)
Our share of reconciling items related to partially owned entities	278	168	125	78	22
Adjusted FFO applicable to common shareholders	$75,921	$76,882	$62,741	$61,103	$67,151

Financial Supplement	First Quarter 2021

Reconciliation of Net (Loss) Income to NAREIT FFO, Core FFO, and AFFO (continued)
(In thousands except per share amounts - unaudited)
	Three Months Ended
	Q1 21	Q4 20	Q3 20	Q2 20	Q1 20

NAREIT Funds from operations	$38,271	$(2,021)	$50,361	$52,106	$56,891
Core FFO applicable to common shareholders	$62,546	$81,907	$58,626	$55,108	$60,060
Adjusted FFO applicable to common shareholders	$75,921	$76,882	$62,741	$61,103	$67,151

Reconciliation of weighted average shares:
Weighted average basic shares for net income calculation	252,938	205,984	204,289	201,787	200,707
Dilutive stock options, unvested restricted stock units, equity forward contracts	3,226	3,944	4,211	3,511	3,076
Weighted average dilutive shares	256,164	209,928	208,500	205,298	203,783

NAREIT FFO - basic per share	$0.15	$(0.01)	$0.25	$0.26	$0.28
NAREIT FFO - diluted per share	$0.15	$(0.01)	$0.24	$0.25	$0.28

Core FFO - basic per share	$0.25	$0.40	$0.29	$0.27	$0.30
Core FFO - diluted per share	$0.24	$0.39	$0.28	$0.27	$0.29

Adjusted FFO - basic per share	$0.30	$0.37	$0.31	$0.30	$0.33
Adjusted FFO - diluted per share	$0.30	$0.37	$0.30	$0.30	$0.33

(a)	Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.
(b)	(Gain) loss on sale of real estate, net of withholding tax include withholding tax on the sale of Sydney land which is included in income tax expense on the Condensed Consolidated Statement of Operations.

Financial Supplement	First Quarter 2021

Reconciliation of Net (Loss) Income to EBITDA, NAREIT EBITDAre, and Core EBITDA
(In thousands - unaudited)
	Three Months Ended					Trailing Twelve Months Ended
	Q1 21	Q4 20	Q3 20	Q2 20	Q1 20	Q1 2021
Net (loss) income	$(14,236)	$(43,992)	$12,374	$32,662	$23,511	$(13,192)
Adjustments:
Depreciation and amortization	77,211	58,319	53,569	52,399	51,604	241,498
Interest expense	25,956	21,367	23,066	23,178	23,870	93,567
Income tax (benefit) expense	(791)	(9,397)	819	1,196	90	(8,173)
EBITDA	$88,140	$26,297	$89,828	$109,435	$99,075	$313,700
Adjustments:
Net (gain) loss on sale of real estate, net of withholding taxes	—	(676)	427	(19,414)	(2,096)	(19,663)
Adjustment to reflect share of EBITDAre of partially owned entities	649	432	293	237	60	1,611
NAREIT EBITDAre	$88,789	$26,053	$90,548	$90,258	$97,039	$295,648
Adjustments:
Acquisition, litigation and other	20,751	26,535	5,282	2,801	1,688	55,369
Bridge loan commitment fees	—	2,438	—	—	—	2,438
Loss (income) from investments in partially owned entities	700	(4)	98	129	27	923
Asset impairment	—	1,954	2,615	3,667	—	8,236
Foreign currency exchange (gain) loss	(173)	44,905	196	(315)	492	44,613
Share-based compensation expense	5,030	4,571	4,569	4,464	4,307	18,634
Loss on debt extinguishment, modifications and termination of derivative instruments	3,499	9,194	—	—	781	12,693
(Gain) loss on real estate and other asset disposals	(158)	1,999	1,060	(255)	(164)	2,646
Reduction in EBITDAre from partially owned entities	(649)	(432)	(293)	(237)	(60)	(1,611)
Core EBITDA	$117,789	$117,213	$104,075	$100,512	$104,110	$439,589

Financial Supplement	First Quarter 2021

Acquisition, Litigation and Other
Dollars in thousands

This caption represents certain corporate costs that are highly variable from period to period and will be further detailed in our Quarterly Report on Form 10-Q.

	Three Months Ended March 31,
Acquisition, litigation and other	2021	2020
Acquisition and integration related costs	$13,475	$766
Severance costs	2,446	922
Terminated site operations costs	59	—
Cyber incident related costs	4,771	—
Total acquisition, litigation and other	$20,751	$1,688

Financial Supplement	First Quarter 2021

Debt Detail and Maturities
(In thousands - unaudited)
	As of March 31, 2021
Indebtedness:	Carrying Value	Contractual Interest Rate(3)	Effective Interest Rate(4)	Stated Maturity Date(5)

Unsecured Debt
2020 Senior Unsecured Revolving Credit Facility(1)(2)(6)	$43,786	C+0.95%	1.53%	3/2025
2020 Senior Unsecured Term Loan A Facility Tranche A-1(2)(6)	125,000	L+0.95%	1.43%	3/2025
2020 Senior Unsecured Term Loan A Facility Tranche A-2(2)(7)	199,025	C+0.95%	1.51%	3/2025
Series A notes	200,000	4.68%	4.77%	1/2026
Series B notes	400,000	4.86%	4.92%	1/2029
Series C notes	350,000	4.10%	4.15%	1/2030
Series D notes(8)	469,200	1.62%	1.67%	1/2031
Series E notes(8)	410,550	1.65%	1.70%	1/2033
Total Unsecured Debt	2,197,561	2.82%	2.98%	8.2 years

2013 Mortgage Loans (15 cross-collateralized warehouses)
Senior Note	172,927	3.81%	4.14%	5/2023
Mezzanine A	70,000	7.38%	7.55%	5/2023
Mezzanine B	32,000	11.50%	11.75%	5/2023
Total 2013 Mortgage Loans	274,927	5.61%	5.89%	2.1 years

Total Real Estate Debt	$2,472,488	3.13%	3.31%	7.5 years

Sale-leaseback financing obligations	181,951	11.00%
Financing lease obligations	124,434	3.61%
Total Debt Outstanding	$2,778,873	3.67%

Less: unamortized deferred financing costs	(12,474)
Total Book Value of Debt	$2,766,399

Rate Type		% of Total
Fixed	$2,411,062	87%
Variable	367,811	13%
Total Debt Outstanding	$2,778,873	100%

Debt Type		% of Total
Unsecured	$2,197,561	79%
Secured	581,312	21%
Total Debt Outstanding	$2,778,873	100%
(1)Revolver maturity assumes two six-month extension options. The borrowing capacity as of March 31, 2021 is $1 billion less $21.8 million of outstanding letters of credit. The effective interest rate shown represents deferred financing fees allocated over the $1 billion committed.The Senior Unsecured Revolving Credit Facility balance as of March 31, 2021 is denominated in CAD and aggregates to CAD $55.0 million. The carrying value in the table above is the US dollar equivalent as of March 31, 2021.
(2)L = one-month LIBOR; C = one-month CDOR.
(3)Interest rates as of March 31, 2021. At March 31, 2021, the one-month LIBOR rate on our Senior Unsecured Term Loan Tranche A-1 was 0.11%. At March 31, 2021, the one-month CDOR rate on our Senior Unsecured Term Loan Tranche A-2 was 0.41%. Subtotals of stated contractual intere st rates represent weighted average interest rates. Rates for sale-leasebacks and financing lease obligations represent weighted average interest rates.
(4)The effective interest rates presented include the amortization of loan costs. Subtotals of stated effective interest rates represent weighted average interest rates.
(5)Subtotals of stated maturity dates represent remaining weighted average life of the debt.
(6)On January 29, 2021, the Company repaid $200 million USD of the Term Loan A Facility Tranche A-1 using cash on the balance sheet and increased the borrowing capacity of Revolver from $800 million to $1 billion.
(7)Assumes CAD/USD exchange rate of 0.796.
(8)Assumes an EUR/USD exchange rate of 1.173.

Financial Supplement	First Quarter 2021

Operations Overview

Revenue and Contribution by Segment
(in thousands - unaudited)
	Three Months Ended March 31,
	2021	2020
Segment revenues:
Warehouse	$485,451	$381,068
Third-party managed	73,072	64,921
Transportation	76,272	35,917
Other	—	2,163
Total revenues	634,795	484,069

Segment contribution:
Warehouse	146,181	126,773
Third-party managed	4,382	3,769
Transportation	6,703	4,805
Other	(26)	55
Total segment contribution	157,240	135,402

Reconciling items:
Depreciation and amortization	(77,211)	(51,604)
Selling, general and administrative	(45,052)	(36,893)
Acquisition, litigation and other	(20,751)	(1,688)
Gain from sale of real estate, net	—	2,461
Interest expense	(25,956)	(23,870)
Interest income	224	587
Loss on debt extinguishment, modifications and termination of derivative instruments	(3,499)	(781)
Foreign currency exchange gain (loss), net	173	(492)
Other expense, net	505	871
Loss from investments in partially owned entities	(700)	(27)
(Loss) income before income tax benefit (expense)	$(15,027)	$23,966
We view and manage our business through three primary business segments—warehouse, third-party managed and transportation. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, blast freezing, case-picking, kitting and repackaging and other recurring handling services.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services to many of our key customers underscores our ability to offer a complete and integrated suite of services across the cold chain.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation services, we charge a fixed fee.
In addition to our primary business segments, we owned a limestone quarry in Carthage, Missouri. We do not view the operation of the quarry as an integral part of our business, and as a result this business segment was subsequently sold on July 1, 2020.

Financial Supplement	First Quarter 2021

Global Warehouse Economic and Physical Occupancy Trend

85%
80%
75%
70%
65%
60%
55%
50%
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
2018 2019 2020 2021
FY
2018 2019 2020 2021
Q1
2018 2019 2020 2021
Q2
2018 2019 2020 2021
Q3
2018 2019 2020 2021
Q4

Note: Dotted lines represent incremental economic occupancy percentage.

We define average economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period, without duplication. We estimate the number of contractually committed pallet positions by taking into account actual pallet commitments specified in each customer’s contract, and subtracting the physical pallet positions.
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.
Historically, providers of temperature-controlled warehouse space have offered storage services to customers on an as-utilized, on-demand basis. We have entered into fixed storage commitments with certain customers which give us, among other things, additional clarity around the expected occupancy of our warehouses. As of March 31, 2021, we had entered into contracts featuring fixed storage commitments or leases with 164 of our customers in our warehouse segment. Customers with fixed storage provisions commit to occupy a certain number of pallets at a designated storage rate for the applicable portion of their contractual term, whether the customer elects to physically store goods in a warehouse or not. As a result, certain pallets in our warehouses may generate storage revenue pursuant to fixed storage commitments despite not being physically occupied. We refer to economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period. To the extent that a customer with a fixed storage provision elects not to utilize all of its committed pallets in a particular warehouse, we have the flexibility to deploy those pallets to facilitate shorter-term customers that desire space on an as-utilized, on demand basis.

Financial Supplement	First Quarter 2021
Global Warehouse Portfolio
Unaudited

Country / Region	# of warehouses	Cubic feet (in millions)	% of total cubic feet	Pallet positions (in thousands)	Average economic occupancy (1)	Average physical occupancy (1)	Revenues (2) (in millions)	Segment contribution (NOI) (2)(3) (in millions)	Total customers (4)
Warehouse Segment Portfolio (5)
United States
East	35	269.3	20%	916	83%	74%	$95.3	$25.0	858
Southeast	60	336.6	24%	1,055	73%	66%	105.7	30.1	937
Central	49	303.0	22%	1,297	78%	71%	107.8	38.8	869
West	38	234.5	17%	986	67%	59%	64.2	21.9	624
Canada	8	35.9	3%	97	86%	86%	8.3	3.0	66
North America Total / Average	190	1,179.3	86%	4,349	75%	68%	$381.3	$118.8	2,785
Netherlands	7	36.7	3%	123	83%	83%	17.6	4.0	487
United Kingdom & Northern Ireland	5	30.6	2%	230	90%	90%	8.1	2.8	140
Spain	4	15.2	1%	53	52%	52%	3.9	0.4	175
Portugal	4	11.5	1%	53	84%	84%	3.6	0.8	135
Ireland	3	9.5	1%	35	104%	104%	3.1	1.2	122
Austria	1	4.2	—%	42	88%	88%	5.2	1.4	142
Poland	2	3.5	—%	15	73%	73%	1.1	0.1	81
Europe Total	26	111.2	8%	550	84%	84%	$42.6	$10.7	1,357
Australia	7	49.6	4%	154	93%	78%	49.8	12.7	82
New Zealand	7	20.4	1%	60	91%	83%	7.8	3.0	53
Asia-Pacific Total	14	70.0	5%	214	93%	80%	$57.6	$15.7	131
Argentina	2	9.7	1%	23	50%	50%	1.4	0.1	38
Chile	1	7.6	1%	23	105%	105%	2.6	0.9	25
South America Total	3	17.3	1%	46	78%	78%	$4.0	$1.0	38
Warehouse Segment Total / Average	233	1,377.8	100%	5,159	77%	70%	$485.5	$146.2	4,241
Third-Party Managed Portfolio
United States	7	38.5	88%	—	—	—	$67.1	$3.4	4
Canada	1	5.3	12%	—	—	—	0.6	0.1	1
North America Total / Average	8	43.8	100%	—	—	—	$67.7	$3.5	5
Asia-Pacific	1	—	—%	—	—	—	5.4	0.9	1
Third-Party Managed Total / Average	9	43.8	100%	—	—	—	$73.1	$4.4	6
Portfolio Total / Average	242	1,421.6	100%	5,159	77%	70%	$558.6	$150.6	4,241
(1)Refer to the preceding section Global Warehouse Economic and Physical Occupancy Trend for our definitions of economic occupancy and physical occupancy.
(2)Three months ended March 31, 2021.
(3)We use the term “segment contribution (NOI)” to mean a segment’s revenues less its cost of operations (excluding any depreciation and amortization, impairment charges, corporate-level selling, general and administrative expenses, corporate-level acquisition, litigation and other expenses and gain or loss on sale of real estate). The applicable segment contribution (NOI) from our owned and leased warehouses and our third-party managed warehouses is included in our warehouse segment contribution (NOI) and third-party managed segment contribution (NOI), respectively.
(4)We serve some of our customers in multiple geographic regions and in multiple facilities within geographic regions. As a result, the total number of customers that we serve is less than the total number of customers reflected in the table above that we serve in each geographic region.
(5)As of March 31, 2021, we owned 144 of our U.S. warehouses and 39 of our international warehouses, and we leased 38 of our U.S. warehouses and twelve of our international warehouses. As of March 31, 2021, fourteen of our owned facilities were located on land that we lease pursuant to long-term ground leases.

Financial Supplement	First Quarter 2021

_______________________________________________
(1)Retail reflects a broad variety of product types from retail customers.
(2)Packaged foods reflects a broad variety of temperature-controlled meals and foodstuffs.
(3)Distributors reflects a broad variety of product types from distributor customers.

____________________
Note: March 31, 2021 LTM Revenue and NOI pro forma 2020 and 2021 acquisitions.
March 31, 2021 warehouse segment cubic feet includes all 2020 and 2021 acquisitions.
Totals may not foot due to rounding.

Financial Supplement	First Quarter 2021

Fixed Commitment and Lease Maturity Schedules
Unaudited
The following table sets forth a summary schedule of the expirations for any defined contracts featuring fixed storage commitments and leases in effect as of March 31, 2021. The information set forth in the table assumes no exercise of extension options under these contracts and leases.

Contract Expiration Year	Number of Contracts	Annualized Committed Rent & Storage Revenue (in thousands)	% of Total Warehouse Rent & Storage Segment Revenue for the Twelve Months Ended March 31, 2021	Total Warehouse Segment Revenue Generated by Contracts with Fixed Commitments & Leases for the Twelve Months Ended March 31, 2021(1) (in thousands)	Annualized Committed Rent & Storage Revenue at Expiration(2) (in thousands)
Month-to-Month	47	$31,712	3.8%	$123,465	$31,712
2021	54	43,414	5.2%	164,265	43,524
2022	54	76,048	9.0%	164,646	77,483
2023	40	65,506	7.8%	139,305	66,896
2024	22	22,177	2.6%	56,550	23,593
2025	11	14,732	1.7%	24,449	16,371
2026	9	26,852	3.2%	45,960	28,856
2027	4	4,947	0.6%	8,011	5,248
2028	1	1,112	0.1%	4,255	1,112
2029 and thereafter	8	20,870	2.5%	47,313	23,439
Total	250	$307,370	36.5%	$778,217	$318,234
____________________
Note: March 31, 2021 LTM total revenue and rent and storage revenue pro forma 2020 and 2021 acquisitions.
(1)Represents monthly fixed storage commitments and lease rental payments under the relevant expiring defined contract and lease as of March 31, 2021, plus the weighted average monthly warehouse services revenues attributable to these contracts and leases for the last twelve months ended March 31, 2021, multiplied by 12.
(2)Represents annualized monthly revenues from fixed storage commitments and lease rental payments under the defined contracts and relevant expiring leases as of March 31, 2021 based upon the monthly revenues attributable thereto in the last month prior to expiration, multiplied by 12.

Financial Supplement	First Quarter 2021

The following table sets forth a summary schedule of the expirations of our facility leased warehouses and other leases pursuant to which we lease space to third parties in our warehouse portfolio, in each case, in place as of March 31, 2021. These leases had a weighted average remaining term of 36 months as of March 31, 2021.

Lease Expiration Year	No. of Leases Expiring	Annualized Rent(1) (in thousands)	% of Total Warehouse Rent & Storage Segment Revenue for the Twelve Months Ended March 31, 2021	Leased Square Footage (in thousands)	% Leased Square Footage	Annualized Rent at Expiration(2) (in thousands)
Month-to-Month	8	$1,959	0.2%	44	1.7%	$1,959
2021	24	2,595	0.3%	351	13.2%	2,595
2022	11	6,261	0.7%	373	14.0%	6,448
2023	6	4,895	0.6%	530	19.9%	4,947
2024	7	3,409	0.4%	686	25.7%	3,679
2025	6	3,672	0.4%	266	10.0%	3,960
2026 and thereafter	7	5,065	0.6%	417	15.6%	5,428
Total	69	$27,855	3.3%	2,667	100%	$29,015
____________________
Note: March 31, 2021 LTM rent and storage revenue pro forma 2020 and 2021 acquisitions.
(1)Represents monthly rental payments under the relevant leases as of March 31, 2021, multiplied by 12.
(2)Represents monthly rental payments under the relevant leases in the calendar year of expiration, multiplied by 12.

Financial Supplement	First Quarter 2021

Maintenance Capital Expenditures, Repair and Maintenance Expenses and
External Growth, Expansion and Development Capital Expenditures
We utilize a strategic and preventative approach to maintenance capital expenditures and repair and maintenance expenses to maintain the high quality and operational efficiency of our warehouses and ensure that our warehouses meet the “mission-critical” role they serve in the cold chain.
Maintenance Capital Expenditures
The following table sets forth our maintenance capital expenditures for the three months ended March 31, 2021 and 2020.

	Three Months Ended March 31,
	2021	2020
	(In thousands, except per cubic foot amounts)
Real estate	$12,928	$9,390
Personal property	1,782	2,298
Information technology	1,021	750
Maintenance capital expenditures	$15,731	$12,438

Maintenance capital expenditures per cubic foot	$0.011	$0.011
Repair and Maintenance Expenses
The following table sets forth our repair and maintenance expenses for the three months ended March 31, 2021 and 2020.

	Three Months Ended March 31,
	2021	2020
	(In thousands, except per cubic foot amounts)
Real estate	$8,376	$6,797
Personal property	11,454	8,184
Repair and maintenance expenses	$19,830	$14,981

Repair and maintenance expenses per cubic foot	$0.014	$0.014
External Growth, Expansion and Development Capital Expenditures
The following table sets forth our external growth, expansion and development capital expenditures for the three months ended March 31, 2021 and 2020.

	Three Months Ended March 31,
	2021	2020
	(In thousands)
Acquisitions, net of cash acquired and adjustments	$41,956	$315,583
Expansion and development initiatives(1)	83,268	29,586
Information technology	1,528	951
Growth and expansion capital expenditures	$126,752	$346,120
(1) During the three months ended March 31, 2021 and 2020, we capitalized interest of $2.2 million and $0.8 million, respectively. During each of the three months ended March 31, 2021 and 2020, we capitalized amounts relating to compensation and travel expense of employees direct and incremental to development of properties of approximately $0.4 million and $0.1 million, respectively.

Financial Supplement	First Quarter 2021

Global Warehouse Segment Financial Performance
The following table presents the operating results of our warehouse segment for the three months ended March 31, 2021 and 2020.

	Three Months Ended March 31,			Change
	2021 actual	2021 constant currency(1)	2020 actual	Actual	Constant currency
	(Dollars in thousands - unaudited)
Rent and storage	$205,275	$201,686	$162,308	26.5%	24.3%
Warehouse services	280,176	271,893	218,760	28.1%	24.3%
Total warehouse segment revenue	$485,451	$473,579	$381,068	27.4%	24.3%

Power	26,204	25,750	19,704	33.0%	30.7%
Other facilities costs (2)	50,532	49,699	32,102	57.4%	54.8%
Labor	214,547	208,238	170,138	26.1%	22.4%
Other services costs (3)	47,987	47,051	32,351	48.3%	45.4%
Total warehouse segment cost of operations	$339,270	$330,738	$254,295	33.4%	30.1%
Warehouse segment contribution (NOI)	$146,181	$142,841	$126,773	15.3%	12.7%

Warehouse rent and storage contribution (NOI) (4)	$128,539	$126,237	$110,502	16.3%	14.2%
Warehouse services contribution (NOI) (5)	$17,642	$16,604	$16,271	8.4%	2.0%

Total warehouse segment margin	30.1%	30.2%	33.3%	-316 bps	-311 bps
Rent and storage margin(6)	62.6%	62.6%	68.1%	-546 bps	-549 bps
Warehouse services margin(7)	6.3%	6.1%	7.4%	-114 bps	-133 bps
(1)The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)Includes real estate rent expense of $9.3 million and $2.8 million for the first quarter 2021 and 2020, respectively.
(3)Includes non-real estate rent expense (equipment lease and rentals) of $2.9 million and $2.8 million for the first quarter of 2021 and 2020, respectively.
(4)Calculated as rent and storage revenues less power and other facilities costs.
(5)Calculated as warehouse services revenues less labor and other services costs.
(6)Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.
(7)Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.

Financial Supplement	First Quarter 2021

Same-store Financial Performance
The following table presents revenues, cost of operations, contribution (NOI) and margins for our same stores and non-same stores with a reconciliation to the total financial metrics of our warehouse segment for the three months ended March 31, 2021 and 2020.

	Three Months Ended March 31,			Change
	2021 actual	2021 constant currency(1)	2020 actual	Actual	Constant currency
Number of same store warehouses	162		162	n/a	n/a
Same store revenues:	(Dollars in thousands - unaudited)
Rent and storage	$149,166	$147,516	$152,805	(2.4)%	(3.5)%
Warehouse services	206,085	200,373	208,861	(1.3)%	(4.1)%
Total same store revenues	$355,251	$347,889	$361,666	(1.8)%	(3.8)%
Same store cost of operations:
Power	17,857	17,724	18,428	(3.1)%	(3.8)%
Other facilities costs	32,939	32,593	29,827	10.4%	9.3%
Labor	158,905	154,320	158,907	—%	(2.9)%
Other services costs	27,108	26,902	29,575	(8.3)%	(9.0)%
Total same store cost of operations	$236,809	$231,539	$236,737	—%	(2.2)%

Same store contribution (NOI)	$118,442	$116,350	$124,929	(5.2)%	(6.9)%
Same store rent and storage contribution (NOI)(2)	$98,370	$97,199	$104,550	(5.9)%	(7.0)%
Same store services contribution (NOI)(3)	$20,072	$19,151	$20,379	(1.5)%	(6.0)%

Total same store margin	33.3%	33.4%	34.5%	-120 bps	-110 bps
Same store rent and storage margin(4)	65.9%	65.9%	68.4%	-247 bps	-253 bps
Same store services margin(5)	9.7%	9.6%	9.8%	-2 bps	-20 bps

Number of non-same store warehouses(6)	71		10	n/a	n/a
Non-same store revenues:
Rent and storage	$56,109	$54,170	$9,503	490.4%	470.0%
Warehouse services	74,091	71,520	9,899	648.5%	622.5%
Total non-same store revenues	$130,200	$125,690	$19,402	571.1%	547.8%
Non-same store cost of operations:
Power	8,347	8,026	1,276	554.2%	529.0%
Other facilities costs	17,593	17,106	2,275	673.3%	651.9%
Labor	55,642	53,918	11,231	395.4%	380.1%
Other services costs	20,879	20,149	2,776	652.1%	625.8%
Total non-same store cost of operations	$102,461	$99,199	$17,558	483.6%	465.0%

Non-same store contribution (NOI)	$27,739	$26,491	$1,844	1,404.3%	1,336.6%
Non-same store rent and storage contribution (NOI)(2)	$30,169	$29,038	$5,952	406.9%	387.9%
Non-same store services contribution (NOI)(3)	$(2,430)	$(2,547)	$(4,108)	40.8%	38.0%

Total warehouse segment revenues	$485,451	$473,579	$381,068	27.4%	24.3%
Total warehouse cost of operations	$339,270	$330,738	$254,295	33.4%	30.1%
Total warehouse segment contribution	$146,181	$142,841	$126,773	15.3%	12.7%

(1)	The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis is the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2)	Calculated as rent and storage revenues less power and other facilities costs.
(3)	Calculated as warehouse services revenues less labor and other services costs.
(4)	Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)	Calculated as same store warehouse services contribution (NOI) divided by same store warehouse services revenues.
(6)	Non-same store warehouse count of 71 includes 4 warehouses acquired through the Liberty acquisition on March 1, 2021, 46 warehouses acquired through the Agro acquisition on December 30, 2020, eight warehouses acquired through the Hall’s acquisition on November 2, 2020, and three warehouses acquired through the Casper’s and AM-C warehouse acquisitions on August 31, 2020. The results of these acquisitions are reflected in the results above since date of ownership.

Financial Supplement	First Quarter 2021

Same-store Key Operating Metrics
The following table provides certain operating metrics to explain the drivers of our same store performance for the three months ended March 31, 2021 and 2020.

	Three Months Ended March 31,		Change
Units in thousands except per pallet and site data - unaudited	2021	2020
Number of same store warehouses	162	162	n/a
Same store rent and storage:
Economic occupancy(1)
Average economic occupied pallets	2,885	3,094	(6.8)%
Economic occupancy percentage	76.7%	82.6%	-597 bps
Same store rent and storage revenues per economic occupied pallet	$51.70	$49.38	4.7%
Constant currency same store rent and storage revenue per economic occupied pallet	$51.13	$49.38	3.5%

Physical occupancy(2)
Average physical occupied pallets	2,562	2,893	(11.5)%
Average physical pallet positions	3,764	3,745	0.5%
Physical occupancy percentage	68.1%	77.3%	-920 bps
Same store rent and storage revenues per physical occupied pallet	$58.23	$52.81	10.3%
Constant currency same store rent and storage revenues per physical occupied pallet	$57.59	$52.81	9.0%

Same store warehouse services:
Throughput pallets	7,125	7,747	(8.0)%
Same store warehouse services revenues per throughput pallet	$28.92	$26.96	7.3%
Constant currency same store warehouse services revenues per throughput pallet	$28.12	$26.96	4.3%

Number of non-same store warehouses(3)	71	10	n/a
Non-same store rent and storage:
Economic occupancy(1)
Average economic occupied pallets	1,088	162	571.6%
Economic occupancy percentage	78.0%	61.9%	1602 bps

Physical occupancy(2)
Average physical occupied pallets	1,066	155	586.3%
Average physical pallet positions	1,396	262	432.8%
Physical occupancy percentage	76.4%	59.4%	1700 bps

Non-same store warehouse services:
Throughput pallets	2,405	452	432.3%
(1)We define average economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period, without duplication. We estimate the number of contractually committed pallet positions by taking into account actual pallet commitments specified in each customer’s contract, and subtracting the physical pallet positions.
(2)We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on a formula utilizing the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.
(3)Non-same store warehouse count of 71 includes 4 warehouses acquired through the Liberty acquisition on March 1, 2021, 46 warehouses acquired through the Agro acquisition on December 30, 2020, eight warehouses acquired through the Hall’s acquisition on November 2, 2020, and three warehouses acquired through the Casper’s and AM-C warehouse acquisitions on August 31, 2020. The results of these acquisitions are reflected in the results above since date of ownership.

Financial Supplement	First Quarter 2021
External Growth and Capital Deployment

Recently Completed Expansion and Development Projects
	Opportunity Type	Facility Type	Tenant Opportunity	Cubic Feet (in millions)	Pallet Positions (in thousands)	Cost of Expansion / Development		Completion Date	Expected Full Stabilized Quarter
Facility						Total Cost (in millions)(1)	NOI ROIC
Rochelle, IL(2)	Expansion	Distribution	Multi-tenant	15.7	54	$91.8	12-15%	Q2 2019	Q3 2021
Chesapeake, VA	Expansion	Public	Multi-tenant	4.5	12	$26.2	10-12%	Q4 2019	Q1 2021
North Little Rock, AR	Expansion	Public	Multi-tenant	3.2	12	$19.2	10-12%	Q4 2019	Q1 2021
Columbus, OH	Expansion	Public	Multi-tenant	1.5	5	$7.0	14-15%	Q1 2020	Q2 2021
Savannah, GA(3)	Development	Distribution	Multi-tenant	14.8	37	$69.5	10-15%	Q2 2020	Q3 2021
(1)Cost to date through March 31, 2021, projects are substantially complete. Additional spending may be incurred for residual cost and retainage.
(2)Expected full stabilized quarter was previously moved to Q3 2021 due to COVID-related travel restrictions with our automation engineers based in Europe.
(3)Cost includes $15.9 million of development land as part of the PortFresh Holdings, LLC acquisition completed during January 2019.

Expansion and Development Projects In Process and Announced
				Under Construction		Investment in Expansion / Development (in millions)			Expected Stabilized NOI ROIC	Target Complete Date	Expected Full Stabilized Quarter
Facility	Opportunity Type	Facility Type	Tenant Opportunity	Cubic Feet (millions) (1)	Pallet Positions (thousands) (1)	Cost (2)	Estimate to Complete	Total Estimated Cost
Atlanta, GA	Expansion /Redevelopment	Distribution	Multi-tenant	18.3	60	$108	$18.0-$28.0	$126-$136	10-15%	Q2 2021	Q1 2023
Auckland, New Zealand	Expansion	Distribution	Multi-tenant	4.6	27	NZ$47.6	NZ$15.4-NZ$19.4	NZ$63-NZ$67	12-14%	Q2 2021	Q3 2022
Lurgan, Northern Ireland	Expansion	Distribution	Multi-tenant	0.7	4	£5.7	£0.3-£1.8	£6.0 - £7.5	10-12%	Q2 2021	Q3 2022
Calgary, Canada	Expansion	Distribution	Multi-tenant	2.0	7	C$6.9	C$7.1-C$9.1	C$14-C$16	10-12%	Q4 2021	Q1 2023
Plainville, CT	Development	Distribution	Build-to-suit	12.1	31	$91.0	$70.0-$83.0	$161-$174	10-12%	Q3 2022	Q4 2023
Lancaster, PA	Development	Distribution	Build-to-suit	11.4	28	$88.3	$62.7-$75.7	$151-$164	10-12%	Q3 2022	Q4 2023
Russellville, AR	Expansion	Production Advantaged	Build-to-suit	13.0	42	$16.7	$64.3-$70.3	$81-$87	10-12%	Q4 2022	Q1 2024
(1)Cubic feet and pallet positions are estimates while the facilities are under construction.
(2)Cost as of March 31, 2021.

Financial Supplement	First Quarter 2021

Recent Acquisitions
Facility	Metropolitan Area	No. of Facilities	Cubic Feet (in millions)	Pallet Positions (in thousands)	Acquisition Price (in millions)	Net Entry NOI Yield (1)	Expected Three Year Stabilized NOI ROIC	Date Purchased	Expected Full Stabilized Quarter
AM-C Warehouses	DFW, TX	2	13.8	45	$85.0	7.4%	8-10%	8/31/2020	Q4 2023
Caspers Cold Storage	Tampa, FL	1	3.2	12	$25.5	—%	9-10%	8/31/2020	Q4 2023
Halls Warehouse Corp(2)	New Jersey	8	58.0	200	$480.0	6.3%	7-8%	11/02/2020	Q1 2024
Agro Merchants Group (2)(3)(4)	US, Europe, South America, Australia	46	236.0	853	$1,699.0	6.5%	7.5-8.5%	12/30/2020	Q1 2026
Liberty Freezers	Canada	4	10.4	42	C$57.8	7.0%	8.0%-9.0%	3/1/2021	Q2 2024
KMT Brrr!(2)	New Jersey	2	12.6	39	$71.1	9.0%	10.0%-10.5%	5/5/2021	Q3 2024
Bowman Stores	England	1	9.5	23	£74.1	6.8%	7.5-8.5%	May 2021	Q3 2024
(1)Inclusive of expenses required to integrate and reach stabilization.
(2)Net Entry NOI Yield metric is exclusive of SG&A expense.
(3)Stabilized NOI ROIC of 7.5-8.5% reflects a period of five years for the Agro acquisition.
(4)Due to stock component of transaction, the Agro Acquisition price was different from original announcement.

Financial Supplement	First Quarter 2021
Unconsolidated Joint Ventures (Investment in Partially Owned Entities)

As of March 31, 2021, the Company owned a 14.99% equity share in the Brazil-based SuperFrio. SuperFrio provides temperature-controlled storage and logistics services including storage, warehouse services, and transportation. The debt of our unconsolidated joint venture is non-recourse to us, except for customary exceptions pertaining to such matters as intentional misuse of funds, environmental conditions and material misrepresentations.

	As of
Summary Balance Sheet - at the JV’s 100% share in BRLs	Q1 21		Q4 20		Q3 20		Q2 20		Q1 20

Net book value of real estate	R$	579,770	R$	579,475	R$	436,291	R$	432,208	R$	410,100
Other assets	169,695		177,804		228,043		245,830		247,004
Total assets	749,465		757,279		664,334		678,038		657,104

Debt	282,863		254,514		229,797		236,254		239,860
Other liabilities	223,385		278,816		208,782		214,150		186,949
Equity	243,217		223,949		225,755		227,634		230,295
Total liabilities and equity	R$	749,465	R$	757,279	R$	664,334	R$	678,038	R$	657,104

Americold’s ownership percentage	15%		15%		15%		15%		15%

BRL/USD quarter-end rate	0.1775		0.1925		0.1783		0.1823		0.1929
Americold’s pro rata share of debt at BRL/USD rate		$7,531		$7,349		$6,146		$6,460		$6,939

	Three Months Ended
Summary Statement of Operations - at the JV’s 100% share in BRLs	Q1 21		Q4 20		Q3 20		Q2 20		Q1 20

Total revenues	R$	44,653	R$	51,122	R$	44,349	R$	40,972	R$	38,173
Operating expenses	41,260		35,750		33,775		32,888		33,345
Operating income	3,393		15,372		10,574		8,084		4,828

Interest expense	6,738		6,863		5,904		6,447		8,609
Depreciation & amortization	8,579		10,070		8,314		9,125		5,115
Other income	(240)		(305)		(880)		(728)		(3,685)
Income tax benefit	(6,276)		(65)		(947)		(1,103)		(2,934)
Non-operating expenses	8,801		16,563		12,391		13,741		7,105
Net loss	R$	(5,408)	R$	(1,191)	R$	(1,817)	R$	(5,657)	R$	(2,277)

Americold’s ownership percentage	15%		15%		15%		15%		15%

BRL/USD average rate	0.1830		0.1854		0.1860		0.1862		0.2079
Americold’s pro rata share of NOI		$93		$427		$295		$226		$151
Americold’s pro rata share of Net loss(1)		$(148)		$(33)		$(51)		$(158)		$(71)
Americold’s pro rata share of Core FFO		$116		$221		$187		$95		$139
Americold’s pro rata share of AFFO		$—		$389		$312		$243		$69

(1) Q1 20 above represents the full first quarter results for the Brazil JV, however, our share of net loss reflected on the Condensed Consolidated Statement of Operations for the same time period reflects only the portion earned after our initial investment made on March 6, 2020.

Financial Supplement	First Quarter 2021

As of March 31, 2021, the Company owned a 22.12% equity share in the Brazil-based Comfrio. Comfrio was acquired in conjunction with the Agro acquisition, which closed on December 30, 2020. The debt of our unconsolidated joint venture is non-recourse to us, except for customary exceptions pertaining to such matters as intentional misuse of funds, environmental conditions and material misrepresentations.

	As of
Summary Balance Sheet - at the JV’s 100% share in BRLs	Q1 21		Q4 20

Net book value of real estate	R$	238,471	R$	240,297
Other assets	255,380		295,052
Total assets	493,851		535,349

Debt	405,507		426,357
Other liabilities	101,536		108,782
Accumulated deficit	(13,192)		210
Total liabilities and equity	R$	493,851	R$	535,349

Americold’s ownership percentage	22%		22%

BRL/USD quarter-end rate	0.1775		0.1925
Americold’s pro rata share of debt at BRL/USD rate		$15,835		$18,056

	Three Months Ended
Summary Statement of Operations - at the JV’s 100% share in BRLs	Q1 21		Q4 20

Total revenues	R$	60,401	R$	76,522
Operating expenses	46,039		36,159
Operating income	14,362		40,363

Interest expense	13,074		21,468
Depreciation & amortization	17,787		19,580
Other income	(2,789)		(836)
Income tax benefit	—		(1,759)
Non-operating expenses	28,072		38,453
Net loss	R$	(13,710)	R$	1,910

Americold’s ownership percentage	22%		22%

BRL/USD average rate	0.1830		0.1854
Americold’s pro rata share of NOI at BRL/USD average rate		$578		$1,646
Americold’s pro rata share of Net loss at BRL/USD average rate(1)		$(552)		$78
Americold’s pro rata share of Core FFO at BRL/USD average rate		$(411)	n/a
Americold’s pro rata share of AFFO at BRL/USD average rate		$(17)	n/a

(1) Q4 20 above represents the full quarter results for the Brazil JV, however, our share of net loss reflected on the Condensed Consolidated Statement of Operations for the same time period does not reflect the results of Comfrio due to immateriality of one day of ownership.

Financial Supplement	First Quarter 2021

2021 Guidance

The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

	As of	As of
	May 6, 2021	Feb. 18, 2021
Warehouse segment same store revenue growth (constant currency)	2.0% - 4.0%	2.0% - 4.0%
Warehouse segment same store NOI growth (constant currency)	100 - 200 bps higher than associated revenue	100 - 200 bps higher than associated revenue
Managed and Transportation segment NOI	$46M - $54M	$46M - $54M
Total selling, general and administrative expense (inclusive of non-cash share-based compensation expense of $21 - $23 million)	$190M - $196M	$190M - $196M
Current income tax expense	$9M - $13M	$9M - $13M
Deferred income tax benefit	$4M - $5M	$1M - $2M
Non real estate amortization and depreciation expense	$100M - $110M	$85M - $92M
Total maintenance capital expenditures	$90M - $100M	$90M - $100M
Development starts (1)	$175M - $300M	$175M - $300M
AFFO per share	$1.36 - $1.46	$1.36 - $1.46
Assumed FX rates	1 ARS = 0.0101 USD 1 AUS = 0.7743 USD 1 BRL = 0.1795 USD 1 CAD = 0.8071 USD 1 CLP = 0.0013 USD 1 EUR = 1.1898 USD 1 GBP = 1.3904 USD 1 NZD = 0.7185 USD 1 PLN = 0.2587 USD	1 ARS = 0.0130 USD 1 AUS = 0.7179 USD 1 BRL = 0.1930 USD 1 CAD = 0.7592 USD 1 CLP = 0.0013 USD 1 EUR = 1.1839 USD 1 GBP = 1.3121 USD 1 NZD = 0.6600 USD 1 PLN = 0.2686 USD
(1)Represents the aggregate invested capital for initiated development opportunities.

Financial Supplement	First Quarter 2021

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation, net loss or gain on asset disposals, impairment of real estate assets, and our share of reconciling items of partially owned entities. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate net of withholding taxes, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.
We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, non-real estate asset impairment, acquisition, litigation and other expenses, share-based compensation expense for the IPO retention grants, bridge loan commitment fees, loss on debt extinguishment, modifications and termination of derivative instruments and foreign currency exchange gain or loss. We also adjust for the impact of Core FFO attributable to partially owned entities. We have elected to reflect our share of Core FFO attributable to partially owned entities since the Brazil joint ventures are strategic partnerships which we continue to actively participate in on an ongoing basis. The previous joint venture, the China JV, was considered for disposition during the periods presented. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.
However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.
We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of deferred financing costs, pension withdrawal liability and above or below market leases, straight-line net rent, provision or benefit from deferred income taxes, share-based compensation expense from grants of stock options and restricted stock units under our equity incentive plans, excluding IPO grants, non-real estate depreciation and amortization, and maintenance capital expenditures. We also adjust for AFFO attributable to our portion of reconciling items of partially owned entities. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.
FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our annual and quarterly reports. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.
We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation and amortization, and net (gain) loss on sale of real estate, net of withholding taxes and adjustment to reflect our share of EBITDAre of partially owned entities. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.
We also calculate our Core EBITDA as EBITDAre further adjusted for acquisition, litigation and other expenses, asset impairment, loss or gain on real estate and other asset disposals, bridge loan commitment fees, loss on debt extinguishment, modifications and termination of derivative instruments, share-based compensation expense, foreign currency exchange gain or loss, loss or income from investments in partially owned entities and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDA but which we do not believe are indicative of our core business operations. EBITDA and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDA and Core EBITDA have limitations as analytical tools, including:
•these measures do not reflect our historical or future cash requirements for maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use Core EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity. The table on page 20 reconciles EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.